UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2007
AMERICAN SKIING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13057	04-3373730

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (435) 615-0340
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously reported in the Form 8-K filing of American Skiing Company (the “Company”), dated July 16, 2007, the Company has entered into an agreement to sell The Canyons resort to Talisker Canyons Finance Co LLC and Talisker Corp. (collectively, “Talisker”). A copy of the definitive agreement for such transaction was filed with the Form 8-K filing of the Company dated July 30, 2007.
     Also as previously reported in the Form 8-K filing of the Company dated August 6, 2007, Vail Resorts, Inc. (“Vail”) commenced litigation against the Company, its subsidiary ASC Utah, Inc. (the operator of The Canyons), Talisker and Peninsula Advisors, LLC in Colorado State District Court (the “Vail Litigation”). The Vail Litigation seeks to enjoin the Company, Talisker and ASC Utah from consummating the sale by the Company to Talisker of the stock of ASC Utah (the “Talisker Sale”). Vail has also asserted in the Vail Litigation certain damage claims against Peninsula Advisors and Talisker, but not against the Company or ASC Utah. The complaint was accompanied by a motion for temporary restraining order, which was subsequently converted to a motion for preliminary injunction. Pursuant to a stipulation among the Company, ASC Utah, Vail, Talisker and Peninsula Advisors with respect to the Vail Litigation, Talisker and the Company agreed not to consummate the sale of The Canyons pursuant to their purchase agreement until the earlier of (a) a ruling by Colorado State District Court on Vail’s motion for a preliminary injunction, or (b) October 22, 2007.
     On October 19, 2007, the Colorado State District Court issued a ruling denying Vail’s motion for a preliminary injunction against Talisker and the Company to prevent the Talisker Sale. The Company’s press release regarding the foregoing is filed herewith.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
     Exhibit 99.1 Press Release dated October 20, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 23, 2007	American Skiing Company
	By:	/s/ Foster A. Stewart, Jr.
		Name:	Foster A. Stewart, Jr.
		Title:	Senior Vice President and General Counsel

INDEX TO EXHIBITS
99.1	Press Release dated October 20, 2007

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